ARTICLES OF AMENDMENT

          DREYFUS MUNICIPAL FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: The charter of the Corporation is hereby amended by redesignating Dreyfus High Yield Municipal Bond Fund as Dreyfus Premier High Yield Municipal Bond Fund and by redesignating the issued and unissued shares of Dreyfus High Yield Municipal Bond Fund as Dreyfus Premier High Yield Municipal Bond Fund—Class Z Common Stock.

           SECOND: The foregoing amendments to the charter of the Corporation were approved by a majority of the entire Board of Directors; the foregoing amendments are limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

           IN WITNESS WHEREOF, Dreyfus Municipal Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation’s charter are true in all material respects, and that this statement is made under the penalties of perjury.

DREYFUS MUNICIPAL FUNDS, INC. By John B. Hammalian Vice President

WITNESS:

Jeff Prusnofsky
Assistant Secretary